Exhibit 4.4

*000* WARRANTS
NRI WARRANT CERTIFICATE NO. X	NIREK RESOURCES INC. NRI Warrant to Purchase 10 grams Gold	CUSIP:

	*ZERO ZERO ZERO*	ISIN:

7.

For value received by the undersigned, Nirek Resources Inc. (‘NRI’), or any of its successors, the warrant holder, ______________________ (the “Holder”) is entitled to or purchase ten (10) grams of gold at one hundred and ninety US dollars ($190.00) payable to NRI or any of its successors , to be exercised by the Holder at Heritage Transfer Agency Inc. (“Depository”) at 4 King Street West Suite 1320, Toronto, ON M5H 1B 6 on or before March 27, 2012, all subject to adjustment as hereinafter provided, by surrendering this NRI Warrant together with a subscription form in the form attached hereto duly completed and executed at the registered office of NRI or the Depository.

8.	The Holder must deliver payment for the gold upon delivery of this NRI Warrant Certificate. Payment must be by certified check, bank draft or money order made payable to NRI.
9.	The Holder may only subscribe for and purchase a round lot of ten (10) grams of gold.
10.

Within ten (10) business days of receipt of this NRI Warrant Certificate, together with a subscription form duly completed and executed, NRI shall deliver or cause to be delivered to the Holder a NRI gold certificate representing the ten (10) grams of gold subscribed for and purchased by the Holder hereunder (the “Gold Certificate”)..

11.

Nothing contained in this NRI Warrant or the Gold Certificate shall be construed as conferring upon the Holder any right or interest whatsoever in NRI or any other right or interest except as herein expressly provided.

12.

Unless otherwise directed in the subscription form, the Gold Certificate will be issued in the name of the Holder and will be forwarded by first-class mail to such person at the address specified in the subscription form. If no address is therein specified, the Gold Certificate will be forwarded to the address of the Holder, or its nominee, e as shown on the register maintained by Silver Dragon Resources Inc. The Gold Certificate shall be redeemable on or after March 31, 2016 by depositing such by registered mail or hand delivery to the office of NRI or the Depository.

13.	Gold Certificate holders will be notified by NRI, via mail, prior to March 31, 2016 of their approaching ability to redeem their Gold Certificate(s).
14.	The Gold Certificate shall be governed and construed in accordance with the laws of the Province of Ontario, Canada.
15.	This NRI Warrant Certificate may be assigned or transferred by the Holder or its nominee, and will have no value if not exercised.

IN WITNESS WHEREOF, NRI caused this NRI Warrant Certificate to be executed by a duly authorized officer.

December 21, 2011	NIREK RESOURCES INC.

Countersigned and Registered	Per:

Heritage Transfer Agency Inc.

Transfer Agent and Registrar

By: